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                                                              Exhibit 10(iii).32

                              SEPARATION AGREEMENT

                  This Separation Agreement (hereinafter the "Agreement") is entered into by Franklin E. Coffman (hereafter "Coffman"), an individual, and International Technology Corporation, a Delaware corporation, and its subsidiaries and affiliates (collectively referred to as the "Company").

                                    RECITALS

         A. WHEREAS, Coffman has been employed by the Company, and has held the position of Sr. Vice President of IT Corporation and of International Technology Corporation; and

         B. WHEREAS, Coffman and the Company wish to finally and forever resolve all matters between them relative to Coffman's employment and his entitlement to severance pay and other additional forms of compensation and benefits, and to provide for the termination of the employment relationship;

         C. NOW, THEREFORE, in consideration of the aforementioned recitals and the mutual covenants and conditions set forth below and in full settlement of any and all claims for allegedly lost compensation including, without limitation, all claims for back pay, severance pay, accrued vacation pay, continuation of health or other benefits or any other payment in the nature of compensation allegedly attributable to Coffman's employment by the Company, and any and all other claims which were or could have been raised by either party prior to the date of this Agreement, the sufficiency of which consideration is hereby acknowledged, Coffman and the Company hereby agree as follows:

                                    AGREEMENT

         1. Resignation and Termination of Employment. Effective as of April 17, 1998, Coffman resigns as an officer of the Company. The Company accepts Coffman's resignation. Coffman shall perform no further duties for the Company after April 17, 1998 except such duties as may arise under the terms of this Agreement.

         2. Salary. Effective as of April 17, 1998, the Company will pay Coffman the rate of his annual salary, less payroll deductions for taxes, in equal biweekly payments, until the sooner of April 30, 1998 or the date that this Agreement has been accepted and signed by Coffman and Company. All sums paid biweekly after the resignation date shall be credited against the severance payment described in Paragraph 3.

         3. Severance Pay. The Company shall pay to Coffman a severance payment of $275,000.00, less payroll deductions, in a lump sum, which shall be payable seven (7) days' after the signature and acceptance of this Agreement by both Coffman and Company. This severance payment is in lieu of and extinguishes all rights to any other salary, severance, option right, or Paid Time Off ("PTO").



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         4. Benefits Coffman's eligibility to participate in the Company's benefits Programs shall terminate effective April 17, 1998. The parties acknowledge that Coffman will be eligible to continue to elect continuation of his group medical coverage in accordance with the Consolidated Omnibus budget Reconciliation Act of 1985 (COBRA) for himself and any covered dependents upon his resignation from the Company. Coffman will receive notice from Company of such rights and the cost to him of such continued coverage.

         5. Paid Time Off. The Company will pay Coffman for all PTO accrued by him prior to April 17, 1998. That payment is included in the lump sum described in Paragraph 3 hereof.

         6. Bonus. The Company shall pay to Coffman a sum equivalent to the amount which he would have received, if any, as an Incentive Award or bonus under the terms of the FY 1998 Management Incentive Plan (MIP). Such payment will be made at the same time as payments under such plan are made to the participants in such MIP. Coffman shall not be entitled any incentive awards for any period of time after March 27, 1998.

         7. Retirement Plans. Coffman shall cease to participate in Company's qualified and non-qualified retirement plans on April 17, 1998, in accordance with the terms of those plans.

         8. Stock Options. The parties acknowledge that Coffman has unexercised options of the Company which will vest as of April 17, 1998, except for options granted on May 7, 1992 which must still satisfy stock price increase requirements before fully vesting. Coffman shall have the right to exercise the vested options during a two-year period. All options will expire on the earlier of their scheduled expiration date or April 17, 2000, whichever is earlier.

         9. Restricted Stock. The parties acknowledge that Coffman has 8,971 shares of Restricted Stock. In consideration for the promises and releases contained herein, the Company agrees to lift the restrictions on these shares of stock.

         10. Expenses Related to Seeking Employment. In further consideration of the promises and releases contained herein, Company agrees to provide to Coffman six months of Individual Career Transition Program provided by the firm of Lee Hecht Harrison (or a similar firm in the Knoxville area). Arrangements for this program will be made at Coffman's request by the Knoxville Human Resources Department.


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         Coffman will be entitled to reimbursement for costs associated with up to six interview trips if the hiring company will not reimburse such costs. Costs will be reimbursed according to the terms of IT's Travel policy. Maximum reimbursement for combined six trips will not exceed $10,000. Coffman shall endeavor to obtain reimbursement for travel expenses from potential employers and shall not advise any such employer of the existence of this benefit. This benefit shall expire on the earlier of one year or when Coffman obtains employment.

         11. Other Expenses. Coffman agrees to reimburse the Company for any personal expenses charged to the company and the Company agrees to reimburse Coffman for any reasonable expenses incurred by Coffman at the Company's request in accordance with Company policy.

         12. Car Allowance. No car allowance shall be granted by Company to Coffman after April 17, 1998.

         13. Sole Entitlement. Coffman agrees that his sole entitlement to compensation, payments of any kind, monetary and/or nonmonetary benefits and/or perquisites with respect to his employment with, his services rendered to, and all other matters between Coffman and the Company, is as expressly set forth in this Agreement.

         Coffman and the Company expressly agree that the Employment Agreement dated November 20, 1996 between Coffman and the Company is hereby terminated and is of no force and effect whatsoever. Any provisions of such Employment Agreement, including but not limited to Paragraphs 5(a)(I)(vii) and Paragraph 17 thereof, which are or may be claimed to be inconsistent with this termination or Coffman's resignation, are hereby waived by both parties.

         14. Releases by Coffman. Coffman does hereby and forever release and discharge the Company and the past and present parent, subsidiary and affiliated corporations of the Company as well as the successors, shareholders, officers and directors of corporate shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damage, losses, claims, liabilities, and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of Coffman by the Company, the separation of that employment and any dealings between the partes concerning Coffman's employment or any other matter existing prior to the date of execution of this Agreement, excepting only those obligations to be performed hereunder. This release is intended to apply to any claims arising from federal, state or local laws which prohibit discrimination on the basis of race, national origin, sex, religion, age,

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marital status, pregnancy, handicap, disability, ancestry, sexual orientation, family or personal leave or any other form of discrimination, or to laws such as workers' compensation laws, which provide rights and remedies for injuries sustained in the workplace or any common law claims of any kind, including, but not limited to, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses (including, but not limited to, bonuses payable under the FY 1998 Management Incentive Plan), health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights and claims arising under the Employee Retirement Income Security Act of 1974 ("ERISA"), or pertaining to ERISA regulated benefits.

         15. Unknown Claims. Coffman specifically acknowledges that his release includes any unknown, unsuspected, and/or unanticipated claims that he may have, whether or not they may be material to this Separation Agreement and the releases it contains. To the maximum extent permitted by law, Coffman waives any and all state and federal laws to the contrary.

         16. Continuing Fiduciary Obligations and Unfair Competition.

         (a) Coffman acknowledges that he is obligated by contract and by operation of law to maintain the confidentiality of the Company's trade secrets and other confidential information not publicly known, and covenants and agrees that he shall not use or divulge, disclose, or communicate to any other person, firm, or corporation, any of the Company's trade secrets or confidential information except as disclosure shall be compelled by judicial process. Nothing contained in this paragraph is intended to preclude Coffman from working for a competitor or from using non-trade secrets and/or non-confidential information learned by him in the course of his employment with the Company.

         (b) Coffman agrees that he shall not, for a period of one year from April 17, 1998, directly or indirectly (i) recruit, solicit or induce, or attempt to induce any officer or employee (other than employees engaged in secretarial or purely ministerial functions) of Company or any of its affiliates, to terminate or fail to renew their employment or contract with, or otherwise cease their relationship with, the Company or any of its affiliates or
(ii) hire any such person recruited in violation of (i) immediately above.

         (c) Coffman agrees that he has promptly delivered to Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes which are Company property, or which are non-public or which contain proprietary information or trade secrets.

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         17. Prohibition Against Defamation and Willful Disparagement. The
Company and Coffman agree that they will not orally or in writing defame, criticize, or willfully disparage, or in any manner undermine the reputation of the other, or in the case of the Company, any subsidiary or affiliated corporation of the company, the Company itself, or any employee, officer or director of the Company or any subsidiary or affiliate of the Company, except as required by compulsion of law to truthfully testify. It is the intention of the parties that any inquiries from potential employers of Coffman as to Coffman's job performance, his interpersonal and other management skills and the reason for his departure from employment at the Company be responded to by the Human Resources Department of Company in accordance with Company policies. In any such communication to a prospective employer of Coffman, the reason for Coffman's departure shall be given as a reduction in force and consolidation of management functions. If any director or officer or agent or employee of Company fails in any manner to follow this procedure or any other provision of this paragraph, Coffman's sole and exclusive remedy will be to request in writing that Company correct the failure by means of a letter which shall retract or disclaim, as appropriate, any information inconsistent with the provisions of this paragraph provided by any director, officer, agent, or employee of the Company.

         18. Cooperation. Coffman agrees to cooperate with the company in connection with any future or currently pending litigation, including without limitation, by making himself available to testify in actions as reasonably requested by the Company. In the event that Coffman is required to spend a significant amount of time in any such activities, he shall be compensated at an hourly rate of $150 per hour. In the event Coffman is named as a defendant in any litigation or other proceeding involving the Company where Coffman is required to defend himself with respect to events which relate to or occurred during his employment with the Company, to the extent that Coffman is not otherwise covered by any insurance policy maintained by the Company, the Company shall be responsible for providing a defense to, and indemnify, Coffman, to the same extent and under the same conditions as if he were an officer of the Company.

         19. Legal Advice. Each party has received independent legal advice from his or its attorneys with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement and with respect to its meaning.

         20. Factual Investigation. Each party to this Agreement has made such investigation of the facts pertaining to the matters resolved by this Agreement and of all the matters pertaining thereto as he or it deems necessary.

         21. Later Discovered Facts. Each party hereto is aware that he or it may hereafter discover claims or facts in addition to or different from those he or it now knows or believes to be true with respect to the matters resolved herein. Nevertheless, it is the intention of each

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party to fully, finally and forever settle and release all such matters and all claims relative thereto which may exist or may heretofore have existed between them.

         22. Confidentiality. This Agreement and its provisions are intended to be confidential. Accordingly, except as may be required to satisfy the Company's public disclosure or financial or accounting requirements or as may be compelled by court order, neither the Company nor Coffman shall disclose or publicize to any person, firm or corporation, the terms of this Agreement without the consent of the other party. As reasonably necessary, Coffman may discuss this Agreement with his wife, attorney, financial advisor, tax advisor, benefit advisor or compensation advisor and Company may discuss this Agreement with its attorneys, officers, directors and managers provided, however, that each agrees to be bound by the terms of this paragraph to keep the information confidential. Coffman may also discuss this Agreement with James G. Kirk, Ron Conway and Ann Harris, so long as in each instance they are Company employees at the time of Coffman's discussions. It shall not be a breach of this confidentiality provision for Coffman to advise any employer or prospective employer of the limitations set forth in paragraph 15 above.

         23. Assignment. Each of the parties represents and warrants that he or it has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless any other party from and against any and all costs, expense, loss or liability incurred as a consequence of any such assignment.

         24. Recitals and Paragraph Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and paragraph headings are used herein for convenience only, are no part of this Agreement and shall not be used in interpreting or construing it.

         25. Additional Documents. The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

         26. No Admissions. This Agreement effects the settlement of claims which are denied, disputed and/or contested and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the parties hereto denies any liability in connection with any claim and intends merely to avoid the uncertainties and costs of litigation and buy his or its peace.

         27. Pennsylvania Law. This Agreement was negotiated, and delivered within the State of Pennsylvania, and the rights and obligation so the parties hereto shall be construed and enforced in accordance with and governed by the laws of the State of Pennsylvania. Should

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any litigation arise concerning this Agreement, it will be filed only in a court in Allegheny County, State of Pennsylvania, and then only if consistent with the parties' obligations under paragraph 34 hereof with regard to arbitration.

         28. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the partes with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended only by an agreement in writing.

         29. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs, assignees and successors in interest (including successors in any reorganization or merger with any other entity).

         30. Construction of Agreement. Each party has cooperated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

         31. Costs and Attorneys' Fees. Each party is to bear its own costs and attorneys' fees incurred in connection with the matters resolved by this Agreement and in connection with the negotiation and the preparation of this Agreement. However, in the event of litigation or arbitration relating to or for the enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs actually incurred.

         32. Taxes. Coffman acknowledges his responsibility for any and all taxes due with respect to the sums paid to him under this Agreement, represents that he has received independent advice concerning his tax obligations, and states that he has not relied upon representations or advice, if any, of the Company or their counsel concerning the taxable or nontaxable nature of the sums payable hereunder. Coffman agrees that he will indemnify and hold the company harmless from any and all claims for taxes, penalties and/or interest based upon the payments to be made under this Agreement.

         33. Counterparts. This Agreement may be executed in counterparts. When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.


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         34. No Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         35. Arbitration. Except in connection with an action by the Company for injunctive or other equitable relief, any controversy, dispute, or claim between the parties of this Agreement or any party released pursuant to it, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved exclusively by arbitration conducted in Pittsburgh, Pennsylvania, in accordance with the then most applicable rules of the American Arbitration Association. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list designated by the American Arbitration Association of seven arbitrators. Two of the seven panel members proposed by the American Arbitration Association shall be retired judges and five shall be arbitrators, all of whom meet the qualifications set forth below. If the parties are unable to select an arbitrator from the list provided by the American Arbitration Association, then the parties shall each strike names alternatively from the list, with the first strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder of the Company, any brother-sister company, subsidiary or affiliates of the company, any officers, directors, employees, or agents of the company or any of the above and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event the parties are unable to agree upon a location for the arbitration, the location (within Allegheny County) shall be determined by the arbitrator. The parties intend that this Agreement to arbitrate be valid, enforceable and irrevocable and that it provide the exclusive remedy with respect to all disputes within its scope.

         36. Coffman's Understanding. Coffman states that he has carefully read this Agreement, that it has been fully explained to him by his attorney, that he fully understands its final and binding effect and understands that he is releasing certain rights and entitlements, that the only promises made to him to sign the Agreement are those stated above, and that he is signing this Agreement voluntarily.

         37. Age Discrimination in Employment Act Waiver. The waiver given below is given only in exchange for consideration in addition to anything of value to which Coffman is already entitled. The waiver set forth below does not waive rights or claims which may arise after the date of execution of this Agreement. Coffman acknowledges that (I) this entire Agreement is written in a manner calculated to be understood by Coffman; (ii) that by reviewing this Agreement or drafts thereof he has been advised in writing to consult with an attorney before executing this Agreement, and (iii) he was given a period of 21 days within which to consider the Agreement, and (iv) to the extent he executes this Agreement before the

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expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting with an attorney. Coffman shall have the right to cancel and revoke this Agreement during a period of 7 days following his execution of the Agreement and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such 7-day period. Coffman or his counsel shall notify the Company's counsel in writing of the date of the execution of this Agreement and shall send by fax ((412)858-3997) to Company's counsel a signed and dated copy of the signature page signed by Coffman. The 7-day period of revocation shall commence upon the date of Coffman's execution of this agreement. Within the 7-day revocation period, Coffman or his counsel shall forward to the Company and Company's counsel a copy of this Agreement fully executed by Coffman. In order to revoke this Agreement, Coffman shall deliver to the Company, prior to the expiration of said 7-day period, a written notice of cancellation.

         In addition to the release set forth at Paragraph 13 hereof, Coffman hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

         38. Obligations of Company Which Survive Coffman's Death. The following obligations of the company, and no others, shall survive Coffman's death. Payments pursuant to the obligations set forth in the following paragraphs shall be made to Coffman's wife, or to his estate in the event she shall no longer be living: paragraph 2, paragraph 3, paragraph 5, paragraph 6, paragraph 8 and paragraph 11.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates and years written below.

EXECUTION AND ACKNOWLEDGMENT BY FRANKLIN E. COFFMAN

       I received this Separation Agreement on April 7, 1998. I understand that I have twenty-one (21) days thereafter within which to consider this Agreement with my legal counsel. I freely choose to sign this separation of April 17, 1998. I understand that I will have seven (7) days thereafter within which to revoke my acceptance of this Separation Agreement and that the Separation Agreement shall not be effective under the expiration of that seven (7) day period. Executed at Knoxville, TN, this 10th day of April, 1998.



                               /s/ Franklin E. Coffman
                               -------------------------------------
                               FRANKLIN E. COFFMAN




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EXECUTION AND ACKNOWLEDGMENT BY INTERNATIONAL TECHNOLOGY
CORPORATION

Dated:              April 13, 1998
                  ----------

At:               Monroeville, Pennsylvania

INTERNATIONAL TECHNOLOGY CORPORATION



By:      /s/ Ann P. Harris
         -------------------------
         Duly Authorized


                            ADDITIONAL CONSIDERATION

         In order to induce International Technology Corporation (the "Company") to enter into the foregoing Separation Agreement, I agree to forever release and discharge the Company and the past and present parent, subsidiary, and related corporations of the Company as well as the successors, shareholders, officers and directors of corporate shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, loss, claims, liabilities, and demand of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of my husband by the Company, the separation of that employment, and any dealings between the parties concerning my husband's employment or any other matter existing prior to the date of execution of this Agreement, excepting only those obligations to be performed hereunder. This release is intended to apply to any and all claims whether based on common law contract or tort theories or state or federal statutory or constitutional law theories.

         Executed this 10th day of April, 1998.


                                          /s/ Elaine H. Coffman
                                          -------------------------

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